EXHIBIT 99.1

Contacts:
Investors:	Media:
Risa Fisher	Jennifer Newman
rfisher@hlth.com	jnewman@hlth.com
201-414-2002	212-624-3912
HLTH CORPORATION ANNOUNCES THIRD QUARTER FINANCIAL RESULTS
HLTH CORPORATION SETS FORTH OUTLINE OF A POTENTIAL TRANSACTION TO MODIFY CORPORATE STRUCTURE
ELMWOOD PARK, NJ (November 7, 2007) — HLTH Corporation (Nasdaq: HLTH) today announced financial results for the three months ended September 30, 2007.
Kevin Cameron, Chief Executive Officer of HLTH Corporation, said: “WebMD’s growth for the quarter was strong as it continued to consolidate its leadership as the most recognized and utilized brand of health information and better position itself for sustainable growth in the future.” He continued, “As previously announced, we continue to move forward on structuring a transaction that would allow HLTH shareholders to participate more directly in the ownership of WebMD stock.”
Consolidated Financial Highlights
Revenue for the third quarter was $133.3 million. Earnings before interest, taxes, non-cash and other items (“Adjusted EBITDA”) for the third quarter was $29.3 million or $0.16 per share. Income from continuing operations for the third quarter was $16.1 million or $0.08 per share. Net income for the September 2007 quarter was $16.6 million or $0.09 per share.
The Company’s consolidated results are not comparable to the respective prior year periods. On November 16, 2006, HLTH Corporation completed the sale of a 52% interest in its Emdeon Business Services segment (excluding the ViPS business) to an affiliate of General Atlantic LLC. The Company’s 48% portion of EBS’ income is reflected in the line item “Equity in earnings of EBS Master LLC” for the September 2007 quarter. For the prior year period, the results of Emdeon Business Services are included in the Company’s consolidated revenues and earnings. As a result, the Company’s consolidated results will not be comparable to prior year periods until after the anniversary of the transaction is reached.
As of September 30, 2007, HLTH Corporation had approximately $784 million in cash and short-term investments on a consolidated basis, including $278 million in cash and short-term investments held by WebMD Health Corp., its 84% owned subsidiary.
Segment Operating Results
WebMD segment revenue was $87.2 million for the third quarter compared to $66.6 million in the prior year period, an increase of 31%, driven by continued growth in online services. Segment Adjusted

EBITDA was $24.1 million compared to $14.6 million in the prior year period, an increase of 65% over the prior year, primarily as a result of the increase in revenues.
ViPS segment revenue was $24.3 million for the third quarter compared to $24.8 million in the prior year period, a decrease of 2%, primarily due to a decrease in professional consulting services provided to governmental agencies. Segment Adjusted EBITDA was $4.8 million, down from $5.3 million a year ago. Operating margins decreased to 19.8%. As previously disclosed, third quarter revenue and Adjusted EBITDA were impacted by the unexpected cancellation of one contract caused by an unrelated government contractor’s failure to meet certain deadlines.
Porex segment revenue was $21.9 million for the third quarter compared to $21.3 million in the prior year period, an increase of 3%. The increase was primarily attributable to strength in sales of surgical products and the impact of favorable foreign currency exchange rates. Segment Adjusted EBITDA was $6.4 million compared to $6.1 million in the prior year period, an increase of 5%. Operating margins increased to 29.5% from 28.8% in the year ago period, primarily due to the higher revenue as well as lower direct manufacturing costs relating to the mix of products produced.
Investment in Emdeon Business Services
Revenue for Emdeon Business Services (which is not a segment and is not included in the Company’s consolidated revenue) was a record $203.0 million for the third quarter. Emdeon Business Services continues to generate strong year over year growth. HLTH recorded $8.0 million of Equity in earnings of EBS Master LLC in the September 2007 quarter, reflecting its 48% portion of the income of that entity.
HLTH Sets Forth Outline of a Potential Transaction to Modify Corporate Structure
At the Company’s Annual Meeting of Stockholders in September, the Company indicated that it was evaluating potential transactions that would allow HLTH’s stockholders to participate more directly in the ownership of WebMD Health Corp. stock. Today HLTH provided an update on its preparations for proposing a transaction.
The Board of Directors of WebMD has formed a special committee, consisting of certain non-management members of WebMD’s Board who do not serve on HLTH’s Board of Directors, to evaluate and negotiate any potential transaction with HLTH. The Special Committee has retained independent financial advisors and legal counsel. There can be no assurance that any such transaction will be agreed upon or ultimately consummated.
The potential transaction that HLTH expects to propose to the Special Committee of WebMD would involve the merger of HLTH into WebMD for a combination of cash and WebMD Common Stock. HLTH expects the merger consideration to reflect, among other factors, an evaluation of the realizable values of the assets and liabilities of HLTH, other than its ownership of WebMD. HLTH expects that WebMD shares would constitute up to 50% of the merger consideration and their receipt would be tax free to HLTH shareholders. HLTH expects that the cash necessary to consummate the transaction would come from cash and cash equivalents on hand and from the proceeds of the sales by HLTH of its ViPS and Porex subsidiaries and its 48% interest in Emdeon Business Services. HLTH has received unsolicited, preliminary indications of interest for each of these assets and intends to explore potential sales transactions. There can be no assurance that such exploration will result in any definitive agreement or transaction.
WebMD stockholders, other than HLTH, would continue to own their shares of WebMD Class A Common Stock following the potential transaction, but would no longer be minority stockholders of a controlled company and the shares of WebMD Class B Common Stock currently owned by HLTH would be retired. In addition, as a result of the transaction, the WebMD public float would be dramatically increased. HLTH anticipates that the total number of outstanding shares of WebMD Common Stock would be reduced in the transaction.

Financial Guidance
HLTH’s fourth quarter 2007 guidance is being updated as follows:
•	Revenue guidance range of $140.9 to $145.9 million

•	Adjusted EBITDA guidance range of $36.0 to $39.2 million

•	Income from continuing operations of $16.7 to $20.0 million
Changes to fourth quarter guidance primarily reflect the impact of lower than expected revenue at WebMD.
A schedule outlining HLTH Corporation’s updated financial guidance for 2007 is attached to this press release. HLTH is not providing financial guidance for 2008 at this time.
Analyst and Investor Conference Call
As previously announced, HLTH Corporation and WebMD Health Corp. will host a conference call at 4:45 pm (ET) on November 7, 2007 to discuss their respective third quarter results. Investors can access the call via webcast at www.hlth.com (in the Investor Relations section). A replay of the call will be available at the same web address.
About HLTH Corporation
HLTH Corporation’s (Nasdaq: HLTH) businesses are comprised of WebMD Health Corp, (Nasdaq: WBMD), ViPS and Porex. WebMD provides health information services for consumers, physicians, healthcare professionals, employers and health plans through its public and private online portals and health-focused publications. ViPS provides healthcare data management, analytics, decision-support and process automation solutions and related information technology services to governmental, Blue Cross Blue Shield and commercial healthcare payers. ViPS’ solutions and services help its clients improve patient outcomes, increase customer satisfaction and reduce costs. Porex is a developer, manufacturer and distributor of proprietary porous plastic products and components used in healthcare, industrial and consumer applications. In addition, HLTH Corporation owns a 48% minority interest in Emdeon Business Services, which provides solutions that automate key business and administrative functions for healthcare payers and providers.
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All statements contained in this press release, other than statements of historical fact, are forward-looking statements, including those regarding: guidance on our future financial results and other projections or measures of our future performance; our expectations concerning market opportunities and our ability to capitalize on them; the benefits expected from acquisitions, from new products or services and from other potential sources of additional revenue; planning for a potential transaction (the “Potential WebMD Transaction”) that could allow HLTH Corporation’s stockholders to have a more direct investment in WebMD Health Corp. (“WebMD”); and explorations of potential sales transactions with respect to ViPS, Porex and HLTH’s 48% interest in EBS Master LLC (the “Potential Sales Transactions”). These statements speak only as of the date of this Current Report and are based on our current plans and expectations, and they involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include those relating to: market acceptance of our products and services; length of sales and implementation cycles for our products and services; our relationships with customers and strategic partners; difficulties in integrating acquired businesses; changes in economic, political or regulatory conditions or other trends affecting the healthcare, Internet, information technology and plastics industries; and our ability to attract and retain qualified personnel. Further information about these matters can be found in our Securities and Exchange Commission filings. In addition, there can be no assurances regarding: whether HLTH and WebMD will proceed with the Potential WebMD Transaction or any other transaction relating to HLTH’s ownership interest in WebMD or as to the timing or terms of any such transaction; or whether HLTH will proceed with some or all of the Potential Sales Transactions or as to the timing or terms of any such transactions. Except as required by applicable law or regulation, we do not undertake any obligation to update our forward-looking statements to reflect future events or circumstances.
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This press release, and the accompanying tables, include both financial measures in accordance with accounting principles generally accepted in the United States of America, or GAAP, as well as certain non-GAAP financial measures. The tables attached to this press release include reconciliations of these non-GAAP financial measures to GAAP financial measures. In addition, an “Explanation of Non-GAAP Financial Measures” is attached to this press release as Annex A.
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WebMD®, WebMD Health®, POREX® and ViPSSM are trademarks of HLTH Corporation or its subsidiaries.
Emdeontm and Emdeon Business Servicestm are trademarks of Emdeon Business Services, LLC or its subsidiaries.
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